Exhibit 21.1

Subsidiaries of

NBTY, Inc.  (Delaware)

Holland & Barrett Retail Limited (United Kingdom)

NBTY Acquisition, LLC (Delaware) d/b/a

Leiner Health Products

NBTY Europe Limited (United Kingdom)

Puritan’s Pride, Inc.  (New York)

Rexall Sundown, Inc.  (Florida)

Solgar, Inc.  (Delaware)

United States Nutrition, Inc.  (Delaware), d/b/a US Nutrition

Vitamin World, Inc.  (Delaware)